News Release CONTACTS MEDIA: INVESTORS: Anne Pace Bryan Gill (631) 338-3268 (412) 768-4143 anne.pace@pnc.com investor.relations@pnc.com Mark Wiedman Joins PNC As President Finance Executive to Accelerate Growth and Extend Strong Leadership Team PITTSBURGH, April 7, 2025 -- The PNC Financial Services Group, Inc. (NYSE: PNC) today announced that its Board of Directors has unanimously appointed Mark Wiedman as president of the corporation and its wholly owned banking subsidiary, PNC Bank, National Association, effective immediately. Wiedman will report to PNC Chairman and Chief Executive Officer William S. Demchak. PNC's primary operating lines of business and the Regional Presidents Office will report to Wiedman. "I’m thrilled Mark has joined us in this role,” said Demchak. “Banking today is nothing like your father’s bank – not even close. Mark brings deep experience from a fast-moving, tech-forward, consolidating industry that aligns perfectly with where we are headed, and which is why Mark is the right fit for this role. I have worked with Mark for 20 years, and we are fortunate that the timing was right for him to join our team.” PNC is executing a clear, growth-focused strategy backed by strategic investments and disciplined execution. In 2024, the bank successfully strengthened customer relationships and achieved positive operating leverage. PNC has significant opportunity to scale the bank to capitalize on this momentum, growing its client base through diversified products and services, leveraging technology for best-in-class service and security, and growing brand awareness and consideration by doing what is right for our customers, communities, employees and shareholders. Wiedman was previously senior managing director at Blackrock and a member of the Global Executive Committee. He played a key role in driving organic growth and business transformation, while leading strategic initiatives both within and beyond the firm. Wiedman was most recently the head of the Global Client Business responsible for BlackRock’s $11 trillion in commercial relationships, partnerships, and joint ventures across financial institutions and investors worldwide. Prior to that, he was global head of iShares and Index Investments and drove its growth from $500 billion to $1.7 trillion. Wiedman built his early career at BlackRock advising on capital markets and balance sheet issues, joining in 2004 to help start Financial Markets Advisory. He later led BlackRock’s emergency assistance to governments and financial institutions during the financial crisis. Wiedman also led BlackRock's 2008 creation of Penny Mac and served on its board from 2008- 2019. Before joining BlackRock, he was senior advisor to the Under Secretary for Domestic Finance at the U.S. Treasury. “PNC has earned one of the most exciting spots in U.S. finance, and I’m eager to join Bill and his team to help accelerate this company’s incredible growth journey,” said Wiedman. “The banking landscape is evolving fast. The winners will understand where customers and technology are heading and move there faster than the rest. Together with the team we will develop an even stronger franchise and culture – ensuring PNC is the best bank to do business with and the best place to build a career.” PNC Bank, National Association, is a member of The PNC Financial Services Group, Inc. (NYSE: PNC). PNC is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com. Exhibit 99.1

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